                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation of Ratios of Earnings to Fixed Charges
               --------------------------------------------------

                        (In millions except ratio data)


                                         Nine Months
                                           Ended
                                          Sept. 30,                     Years Ended December 31
                                                        ----------------------------------------------------
                                            1994          1993       1992       1991       1990       1989
                                         ----------     --------   --------   --------   --------   --------

Income Before Taxes
 and Cumulative Effect
 of Accounting Changes                    $3,329.5      $3,102.7   $3,563.6   $3,166.7   $2,698.8   $2,283.0
                                          --------      --------   --------   --------   --------   --------

Add:
 One-third of Rents                           27.5          35.0       34.0       31.1       26.5       20.0
 Interest Expense,(Net)                       78.9          48.0       23.6       26.0       51.9       45.5
                                          --------      --------   --------   --------   --------   --------
 Income as Adjusted                       $3,435.9      $3,185.7   $3,621.2   $3,223.8   $2,777.2   $2,348.5
                                          ========      ========   ========   ========   ========   ========

Fixed Charges
 One-third of Rents                         $ 27.5        $ 35.0     $ 34.0      $31.1      $26.5      $20.0
 Interest Expense                             97.0          84.7       72.7       68.7       69.8       53.2
                                            ------        ------     ------      -----      -----      -----
 Fixed Charges                              $124.5        $119.7     $106.7      $99.8      $96.3      $73.2
                                            ======        ======     ======      =====      =====      =====

Ratio of Earnings
 to Fixed Charges                               28            27         34         32         29         32
                                                --            --         --         --         --         --


For purposes of computing these ratios, "earnings" consist of income before taxes and cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rent), and interest expense, net of amounts capitalized. "Fixed charges" consist of one-third of rents and interest expense as reported in the Company's consolidated financial statements.